EXHIBIT 99.1
N e w s    R e l e a s e

Contact:      Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES
SECOND QUARTER DIVIDEND
     NASHVILLE, Tennessee, July 26, 2006 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended June 30, 2006. This dividend, in the amount of $0.66 per share, is payable on September 1, 2006 to shareholders of record on August 15, 2006. At this rate, the quarterly dividend approximates an annualized dividend payment of $2.64 per share. The Board of Directors intends to maintain future dividend payments at the present level in view of the performance of the Company’s portfolio, strength of its balance sheet and opportunities for property development.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of March 31, 2006, the Company had investments of approximately $2.0 billion in 250 real estate properties and mortgages, including investments in unconsolidated limited liability companies. The Company’s 236 owned real estate properties are comprised of six facility types, located in 27 states, totaling approximately 12.7 million square feet. The Company provides property management services to approximately 7.0 million square feet nationwide.
In addition to the historical information contained within, the matters in this press release contain forward-looking statements related to future dividend payments that involve risks and uncertainties. These risks are discussed in greater detail in filings with the SEC by
Healthcare Realty Trust, including a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2005 under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
-END-